Exhibit 99.2

SINTX Technologies Announces Pricing of $1.5 Million Public Offering of Common Stock

SALT LAKE CITY, UT, Apr. 3, 2024 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, today announced the pricing of its previously announced public offering of 71,600,000 shares of its common stock at a public offering price of $0.021 per share. Gross proceeds from the offering are expected to be approximately $1.5 million before deducting placement agent fees and estimated offering expenses. The offering is expected to close on April 5, 2024, subject to customary closing conditions. SINTX intends to use the net proceeds of the offering, if any, for working capital and general corporate purposes.

Maxim Group LLC is acting as sole placement agent in connection with this offering.

The public offering is being made pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-274951), previously filed with the U.S. Securities and Exchange Commission (SEC) on October 12, 2023, as amended, and declared effective on November 27, 2023. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the public offering have been filed with the SEC. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus relating to the public offering may also be obtained by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past two years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing facilities in Utah and Maryland.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements, including those relating to the offering, within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: satisfaction of customary closing conditions related to the offering and sale of the shares of common stock, the use of proceeds from the offering, and SINTX’s ability to complete the offering; our ability to maintain the listing of our common stock on the Nasdaq Capital Market; factors affecting SINTX’s quarterly and annual results; SINTX’s ability to manage its growth; SINTX’s ability to achieve and sustain profitability; demand for SINTX’s products; SINTX’s ability to compete successfully; SINTX’s ability to rapidly develop and introduce new products; SINTX’s ability to develop and execute on successful business strategies; SINTX’s ability to comply with changes and applicable laws and regulations that are applicable to its businesses; SINTX’s ability to safeguard its intellectual property; SINTX’s success in defending legal proceedings brought against it; trends in the medical device industry; and general economic conditions. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in the Registration Statement and SINTX’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 27, 2024, and in SINTX’s other filings with the SEC. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com